Exhibit 99.1

Contact:

Helen Rotherham

VP, IR and Communications

(949) 699-4804

THE WET SEAL, INC. ANNOUNCES OPERATING RESULTS

FOR FISCAL 2004 SECOND QUARTER

Announces non-cash special charges of $75.5 million

Establishes special committee of the Board of Directors

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—August 19, 2004—Specialty retailer The Wet Seal, Inc. (Nasdaq:WTSLA) today reported a net loss from continuing operations of $3.20 per share for the second quarter ended July 31, 2004. The results include a non-cash impairment charge for certain long-lived assets and the establishment of a non-cash tax valuation allowance against the company’s deferred tax assets. This compares to a net loss from continuing operations of $0.40 per share for the second quarter last year.

As outlined in its most recent 10-Q filing with the Securities and Exchange Commission, dated June 10, 2004, the company indicated that it might be required to take an impairment charge relating to certain long-lived assets and the establishment of a valuation allowance related to its deferred tax assets if future performance did not meet expectations. In light of recent disappointing sales results in the Wet Seal division during the initial back-to-school season, and our most recent historical operating performance, management believes it is unlikely the company will recover or realize the carrying value of these particular assets. As a result, the company has taken a non-cash charge totaling $75.5 million or $2.35 per share. This charge relates to the establishment of a valuation allowance for the deferred tax asset, which principally consists of net operating loss carry-forwards for federal and state tax purposes, of $38.8 million, or $1.21 per share, and the impairment of certain long-lived assets, primarily store level assets, totaling $36.7 million, or $1.14 per share.

Sales from continuing operations for the second quarter totaled $105.6 million, compared to net sales of $122.6 million for the second quarter a year ago. Comparable store sales for the second quarter this year declined 10.9 percent, compared to a decline of 20.0 percent for the second quarter last year.

The company reported gross margin as a percentage of sales from continuing operations of 10.0 percent for the second quarter compared with 15.6 percent in the prior year. The deterioration in gross margin percentage was largely due to the lower sales volume in the Wet Seal division.

Selling, general and administrative expenses for the second quarter ended July 31, 2004 (“SG&A”) were $37.7 million, or 35.7% of sales, compared to $37.6 million, or 30.7% for the second quarter last year. The increase in the SG&A as a percent to sales was largely due to the effect of lower sales volume.

Capital expenditures for the second quarter were $0.4 million, associated with one new store opening. The company opened one and closed five Wet Seal stores, and closed four Arden B. stores during the quarter. The total number of stores in operation at quarter’s end was 563, versus 622 a year ago.

At July 31, 2004, the company had cash and investments totaling $36.4 million, $38.9 million in outstanding letters of credit and no debt. At July 31, 2004, the company had $11.1 million available for cash advances and letters of credit under the terms of its senior secured credit facility. At July 31, 2004 the company was in full compliance with its financial covenants under its senior secured credit facility. At quarter’s end, inventory at cost totaled $49.9 million, compared to $46.9 million for the second quarter of last year. This increase was due to the continued sales growth in the Arden B. business as well as higher levels of inventory at Wet Seal due to the lower than expected sales during the quarter.

Based upon recent sales trends, the company said it currently anticipates comparable store sales for the third quarter in the negative mid-teens and an operating loss of approximately $0.69 per share. The company expects to open one Arden B. store and close three Wet Seal and one Arden B. stores in the third quarter. Based upon these expectations, cash at the end of the third quarter is expected to be approximately $11.0 million.

Due to the disappointing results at its Wet Seal division, the company’s Board of Directors has established a special committee to analyze appropriate alternatives to enhance shareholder value and has been mandated to engage the services of a yet to be appointed financial advisor. This committee is chaired by Henry Winterstern and includes Alan Siegel and Howard Gross.

The Wet Seal, Inc. will host a conference call today at 2:30 p.m. Pacific Daylight Time. To listen to the conference call, please dial (800) 500-0311 and provide ID#789956. A webcast of the call will also be available on the company’s website at www.wetsealinc.com. A replay of the call will be available through August 26, 2004. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above. Any questions regarding the conference call should be directed to the company’s investor relations department at (949) 699-4804.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 563 stores in 47 states, the District of Columbia and Puerto Rico, including 468 Wet Seal stores and 95 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

# # #

THE WET SEAL, INC.

SUMMARY STATEMENT OF OPERATIONS

(000’S OMITTED, EXCEPT SHARE DATA)

	Quarter Ended		Six Months Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Sales	$105,594	$122,599	$205,401	$242,810
Gross Margin	10,546	19,078	24,575	44,172
S, G & A expense	37,664	37,600	76,669	74,446

Operating loss	(27,118)	(18,522)	(52,094)	(30,274)
Interest income (expense), net	(7)	424	239	825
Asset Impairment	36,709	—	36,709	—

Loss before taxes	(63,834)	(18,098)	(88,564)	(29,449)
Provision (benefit) for income taxes	38,839	(6,334)	29,998	(10,307)

Loss from Continuing Operations	(102,673)	(11,764)	(118,562)	(19,142)
Loss from Discontinued Operations	(87)	(1,664)	(4,507)	(2,799)

Net loss	$(102,760)	$(13,428)	$(123,069)	$(21,941)

Net loss per share, basic:
Continuing Operations	$(3.20)	$(0.40)	$(3.81)	$(0.65)
Discontinued Operations	$(0.00)	$(0.05)	$(0.14)	$(0.09)

Net loss	$(3.20)	$(0.45)	$(3.95)	$(0.74)

Net loss per share, diluted:
Continuing Operations	$(3.20)	$(0.40)	$(3.81)	$(0.65)
Discontinued Operations	$(0.00)	$(0.05)	$(0.14)	$(0.09)

Net loss	$(3.20)	$(0.45)	$(3.95)	$(0.74)

Weighted average shares outstanding, basic	32,120,915	29,608,362	31,119,461	29,591,762

Weighted average shares outstanding, diluted	32,120,915	29,608,362	31,119,461	29,591,762

THE WET SEAL, INC.

CONSOLIDATED BALANCE SHEETS

(000’S OMITTED)

	July 31, 2004	January 31, 2004
	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$36,437	$13,526
Short-term investments	—	30,817
Income tax receivable	449	11,195
Merchandise inventory	49,851	29,054
Deferred tax charges	—	3,729
Other current assets	6,007	4,642
Current assets of discontinued operations	—	1,067

Total current assets	92,744	94,030
Property and equipment, net	48,906	92,794
Long-term investments	—	19,114
Deferred taxes	—	23,861
Goodwill, net	6,323	6,323
Other assets	1,391	1,208
Non-current assets of discontinued operations	6	7

Total assets	$149,370	$237,337

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$29,602	$18,972
Accounts payable - other	8,015	10,157
Accrued liabilities	21,311	23,229
Income taxes payable	1,565	1,752
Current liabilities of discontinued operations	1,643	1,353

Total current liabilities	62,136	55,463
Deferred rent	9,400	9,251
Other long-term liabilities	6,123	3,270
Non-current liabilities of discontinued operations	—	410

Total long-term liabilities	15,523	12,931
Total stockholders’ equity	71,711	168,943

Total liabilities and stockholders’ equity	$149,370	$237,337

Reconciliation of Non-GAAP financial measures to equivalent GAAP Measures:

	Quarter Ended		Six Months Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net loss from continuing operations, excluding impairment charges and establishment of valuation allowance	(0.85)	(0.40)	(1.46)	(0.65)
Impairment charges	(1.14)		(1.14)
Established deferred tax valuation allowance	(1.21)		(1.21)

Net loss per share, basic Continuing Operations	(3.20)	(0.40)	(3.81)	(0.65)